FOR IMMEDIATE RELEASE

Analyst Contact:                       Media Contact:
Steve Khoshabe                         Jim Fitzpatrick
Executive Vice President and           The Dilenschneider Group
Chief Financial Officer                312-553-0700
630-571-7222

                   UNITED FINANCIAL REPORTS STRONG EARNINGS
                FOR FISCAL 1998 ON LOAN VOLUME OF $221 MILLION

                  30 Percent Revenue Increase; EPS of 8 Cents

OAK BROOK, IL, July 22, 1998--United Financial Mortgage Corp. (CHX: UFM), a national residential mortgage banker, today reported revenues of $7.4 million for the fiscal year ended April 30, 1998, an increase of 29.6 percent from $5.7 million in the previous year.

     Net income for fiscal 1998 rose to $241 thousand compared to a loss of $655 thousand in 1997, when the Company recorded $734 thousand in costs and expenses for a lawsuit concluded in that year. Earnings per share for fiscal 1998 were $0.08, compared to a loss per share of $0.21 in fiscal 1997. Mortgage loan volume rose 16 percent to $221 million from $190 million in fiscal 1997.

     "Our loan volume benefited from a favorable interest rate environment," said Joseph Koshabe, president and chief executive officer of United Financial. "Low and falling rates brought many consumers into the mortgage market. We continue to offer a wide variety of mortgage loans to fit the many different needs of today's mortgage shoppers and we are now offering consumers the convenience of applying for a mortgage online at our Web site," added Khoshabe. The Web address is http://www.ufmc.com


                                    -more-

UNITED FINANCIAL REPORTS RECORD . . .                 2-2-2-2



     The Company also reported that it has an initial indication of a commitment for a $20 million warehouse line of credit from Lau Capital Funding. If finalized, this credit line would boost United Financial's total residential warehouse credit facilities to $50 million, a 150 percent increase from $20 million at the end of fiscal 1998. The Company uses its warehouse credit lines to aggregate mortgage loans until they are sold to third-party investors or packaged with other loans for sale into the secondary market.

     With United Financial's initial public offering, completed June 4, 1998, the number of common shares outstanding rose to 4,142,029, compared to 3,100,029 during fiscal 1998. If 1998 earnings of $241 thousand were divided by the new number of shares outstanding, earnings per share would calculate out to $0.06.

     United Financial Mortgage Corp. is a national mortgage banker principally engaged in originating retail and wholesale mortgages for single family residences of one to four units. The Company is headquartered in Oak Brook, Illinois, and has regional offices in several other states. The Company's Web site at http://www.ufmc.com allows consumers to get information on the many different types of mortgage loans offered by the Company, calculate mortgage payments, and apply online for a mortgage.

                                    -more-

UNITED FINANCIAL REPORTS RECORD . . .          3-3-3-3


     This news release may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from the statements contained herein. Such risks and uncertainties include, but are not limited to, changes in the performance of the financial markets, changes in the demand for and market acceptance of the Company's products, changes in the mortgage lending industry or changes in general economic conditions, including interest rates, the impact of competition, changes in the value of real estate, the ability to maintain and increase sources of funding, and other risks disclosed from time to time in the Company's SEC reports and filings.



                                     # # #